ELLENOFF GROSSMAN & SCHOLE LLP

ATTORNEYS AT LAW

150 EAST 42ND STREET, 11th FLOOR

NEW YORK, NEW YORK 10017

TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889

www.egsllp.com

April 26, 2012

SMG Indium Resources, Ltd.

100 Park Avenue, 16th Floor

New York, New York 10017

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-1 (the “Registration Statement”) to which this opinion is an exhibit, which Registration Statement is being filed by SMG Indium Resources, Ltd., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public offering by certain selling stockholders of the Company named in the Registration Statement of a total of 1,201,400 warrants (the “Warrants”), with each Warrant exercisable for one share of Company common stock, $0.001 par value per share (the “Common Stock”), for their respective accounts. The Registration Statement also relates to the primary issuance by the Company to the then existing warrant holders, of 1,201,400 shares of Common Stock issuable upon the exercise of such Warrants (the “Warrant Shares”).

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company;

(2) the form of Warrant; and

(3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing and in reliance thereon, we are of the opinion that:

(1)	the Warrants are duly authorized, validly issued, fully paid and non-assessable; and

(2)	the Warrant Shares underlying the Warrants, when duly issued, delivered, sold and paid for upon exercise of such Warrants will be duly authorized, validly issued, fully paid and non-assessble.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related prospectus.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

ELLENOFF GROSSMAN & SCHOLE LLP